                                   EXHIBIT 3

                                                                                       Percent of Class
                                     Number of Shares         Number of Shares        Beneficially Owned
 Name of Reporting Person               (Direct) (4)             (Indirect)                (1)
---------------------------------------------------------------------------------------------------------
Mayfield VIII,                          1,402,923 (2)               -0-                     3.3%
  a California Limited Partnership

Mayfield VIII Management, L.L.C.              -0-             1,476,761 (2)(3)              3.5%

Mayfield Associates Fund III, a            73,838 (3)               -0-                     0.2%
  California Limited Partnership

Valley Partners                               -0-                   -0-                       0%

Yogen K. Dalal                                -0-             1,476,761                     3.5%

F. Gibson Myers, Jr.                       90,915 (5)         1,476,761                     3.7%

Kevin A. Fong                              79,814 (6)         1,476,761                     3.6%

William D. Unger                          122,624 (7)         1,476,761                     3.7%

Wendell G. Van Auken, III                 152,597 (8)         1,476,761                     3.8%

Michael J. Levinthal                      160,913 (9)         1,476,761                     3.8%

A. Grant Heidrich, III                    105,017 (10)        1,476,761                     3.7%

Russell C. Hirsch                          32,292 (11)        1,476,761                     3.5%

Wende S. Hutton                               -0-             1,476,761                     3.5%

Total                                   2,220,933                                           5.2%

(1) The respective percentages set forth in this column were obtained by dividing the number of shares by the aggregate number of outstanding shares of Common as reported in the Issuer's Form 10-Q for the quarter ended September 30, 2000.

(2) Represents 1,402,923 shares held directly by Mayfield VIII, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(3) Represents 73,838 shares held directly by Mayfield Associates Fund III, of which Mayfield VIII Management, L.L.C. is the sole General Partner.

(4) Each individual Reporting Person expressly disclaims that he or she is the beneficial owner of any shares which are held by any other individual Reporting Person in his individual capacity.

(5)  Represents shares held by Mr. Myers as trustee.

(6) Includes 51,744 shares held directly by Mr. Fong and 28,070 shares held by Mr. Fong as trustee.

(7) Includes 3,845 shares held directly by Mr. Unger and 118,779 shares held by Mr. Unger as trustee.

(8) Includes 142,597 shares held by Mr. Van Auken as trustee and options to purchase 10,000 shares that are vested or will be vested within 60 days.

(9)  Represents shares held by Mr. Levinthal as trustee.

(10) Includes 9,946 shares held directly by Mr. Heidrich and 95,071 shares held by Mr. Heidrich as trustee.

(11) Represents shares held directly by Mr. Hirsch.

                             Page 39 of 39 pages.